Filed Pursuant to Rule 424(b)(3)
Registration No. 333-148650

PROSPECTUS SUPPLEMENT

to

PROSPECTUS DATED FEBRUARY 8, 2008

     The attached Current Report on Form 8-K dated January 13, 2011 was filed by the registrant with the Securities and Exchange Commission, and should be read in conjunction with the Prospectus dated February 8, 2008.

The date of this Prospectus Supplement is January 21, 2011.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): January 13, 2011 (January 13, 2011)

Global Telecom & Technology, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51211	20-2096338
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8484 Westpark Drive Suite 720 McLean, Virginia 22102
(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 442-5500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

GTT executives made presentations to investors and analysts in meetings and in other forums using the slides as included in this Form 8-K as Exhibit 99.  Presentations will continue to be made using these slides, or modifications thereof, in connection with other presentations in the foreseeable future.

Information contained in this presentation is an overview and intended to be considered in the context of GTT's SEC filings and all other publicly disclosed information. We undertake no duty or obligation to update or revise this information. However, we may update the presentation periodically in a Form 8-K filing.

Forward-looking statements have been provided pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the Company’s current expectations and could be affected by numerous factors, risks and uncertainties discussed in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K.  Do not rely on forward looking statements as the Company cannot predict or control many of the factors that ultimately may affect the Company’s ability to achieve the results estimated.  The Company makes no promise to update any forward looking statements whether as a result of changes in underlying factors, new information, future events or otherwise.

(d)     Exhibits

Exhibit
Number	Description

99	Investor Relations Presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	January 13, 2011

GLOBAL TELECOM & TECHNOLOGY, INC.

		By:	/s/ Chris McKee
Chris McKee
Secretary and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

99	Investor Relations Presentation

Exhibit 99

1 Global Telecom & Technology Company Overview  Rick Calder, President & CEO 13th Annual Needham & Co. Growth Conference January 13, 2011

2 Disclaimer This presentation may contain “Forward-Looking Statements”  within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.    All statements other than statements of historical facts made in this presentation regarding the prospects of our industry and our prospects, plans, financial position and business strategy may constitute forward-looking statements.   These statements are based upon management’s current beliefs or expectations and are inherently subject to significant business, economic and competitive risks, uncertainties, and contingencies, many of which are beyond our control.  Undue reliance should not be placed on such statements. We caution you that forward-looking statements are not guarantees of future performance and that actual results of operations, financial condition and liquidity, and developments in the industry, may differ materially from those made in or suggested by any forward-looking statements contained in this presentation. Such forward-looking statements involve known and unknown risks, uncertainties, assumptions, and other factors which may cause the company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors and risks that could cause actual results to differ materially from our expectations are described in the most recent Global Telecom and Technology Forms 10-Q and 10-K, on file with the SEC. (www.sec.gov)The forward-looking statements in this presentation speak only as of the date of this presentation and might not occur in light of these risks, uncertainties, assumptions, and other factors.  We undertake no obligation and disclaim any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

3 Investment Highlights Leading provider of global data telecom services Accelerating demand for bandwidth and network interconnections Proprietary operating platform drives competitive advantages, economies of scale Profitable, cash-flow generating business model with proven results Deep telecommunications sector experience and leadership Positioned for continued organic growth and growth through acquisition

4 Accelerating Demand for Data Services “More Bits delivered to More Places” Global Wireline Data market estimated at approximately $250 billion per annum 1 IDC estimates the size of the “digital universe” will double every 18 months 2 73% growth in 2008 to 487 billion gigabytes of information produced  2 1 Source: IDC World Wide Telecommunications Services Database 2H09      2 IDC, “As the Economy Contracts, the Digital Universe Expands”, 2009

5 Broad Portfolio of Data Telecommunication Services Active in over 80 Countries Dedicated Internet AccessDIA Fast Ethernet DIA Gigabit Ethernet DIA 10 Gigabit Ethernet Managed Services Managed Colocation  MPLS Managed VPN & Mobility 24x7 NOC Support Wide Area Networking Private Line Ethernet Transport Hub Services P2P Wireless Networking

6 Blue-Chip Clients in Three Core Segments Enterprise & Government System Integrators/VAR’s Carriers Tapping GTT network of global partners for off-net reach Outsourcing data connectivity, for client projects Providing wireline wide-area data networking services for corporate use Plus over 75 others including:One of the largest US wireless providersOne of the largest US cable operatorsLeading global IP network operator Plus some of the world’s largest: Global consulting & law firms Global financial institutions US Government agencies Global manufacturers Plus: Global financial information provider Global trading solutions and platform providers Government solutions providers Internet security and infrastructure provider Largest Internet media and content delivery provider

7 Differentiated by Global Reach and Reliable Implementation GTT Competitive Advantages Unique Intellectual Capital Creates Competitive Advantages Client Management Database (CMD)

8 Growth Strategy Drive Organic GrowthFocus on data telecom servicesFocus on medium to large clients, including enterprises, system integrators, government and carriersInvest in GTT network assetsDrive Growth through AcquisitionFocus on data telecom services with medium to large clientsAcquire complementary network assetsIdentified targets in US and Europe

9 Accelerating Performance Dollars in $000 Adjusted EBITDA 3 Revenue 1  2010 estimate based on Q3 YTD actual and run-rate for Q4.  2  2009 adversely impacted by foreign exchange rate fluctuation and its effect on translation of EUR and GPB denominated revenue to GTT’s functional reporting currency (USD)3  Non GAAP measure. Equivalent to: Operating Income excluding Depreciation, Amortization and Non-Cash Compensation costs(Gp:)        2007           2008           2009 2        2010 (est) 1 2007           2008            2009         2010 (est) 1

10 Efficient, Profitable, Sustainable Business Model Recurring revenue  Contracts typically 1-3 yrs Services contracted via individual orders, terms staggered Low capital intensity & low debt required Aggregate bandwidth demand far outpacing natural unit price reductions Increasing margins with  increasing deployment of owned network assets High proportion of incremental Gross Margin and EBITDA flows to Net Income and Unlevered Free Cash Flow Revenue Range:           $200-$500MGross Margin Range:           30-40%Adj. EBITDA Margin Range: 15-20% Target Business Model Current Operating Metrics Gross Margin:         30.3%SG&A as % of Revenue:    22.5%Historical Churn Rate:   2.0-2.5% Geographic Revenue:  75% US    25% EuropeHeadcount:          89

11 Acquisition Strategy “Scaling the Business WBS Connect ”  A Case StudyAdded 400 clientsExpanded data service portfolioEthernet Transport offeringDedicated Internet AccessAdded network assetsOver 60 points of presence in 50 citiesLeveraged CMD Platform to drive ~$2 million of cost synergy within one quarter Positive EBITDA, accretive transaction Acquisition CriteriaExpand service portfolioAdd operating leverageProduce economies of scaleDrive immediate accretion with full synergy realization in 1-2 quarters

12 Experienced Telecom Leadership H. Brian ThompsonExecutive Chairman Chairman, Comsat International; Chairman & CEO, Global Telesystems; Vice Chairman, Qwest; Chairman & CEO LCI International; EVP, MCI International President and COO of InPhonic; President of Business Enterprise and Carrier Markets at Broadwing Communications Vice Chairman and Co-Founder, Nextel Chairman, OneAccess Networks; Chairman & CEO, Equant CEO, One Communications; President, Sprint Business Solutions; President & CEO Williams Communications Co-Head of Communications & Media Investment Banking, PWC        President, Building Hope/Sallie Mae; Director, Carey International; Senior Vice President, CFO & Corporate Secretary, United Payors & United Providers, Inc. Vice President Global Wholesale, MCI-Worldcom; Vice President, MFS International; Sprint, Metro-media Vice President General Counsel, Starvox; Vice President Assistant General Counsel, Covad; Executive Director, XO; Deputy General Counsel, Net2000 SVP Finance, SkyTerra Communications (Lightsquared); CFO Mobile Satellite Ventures; VP Corporate Planning & IR, American Mobile/Motient President & CEO, John Hassall, Inc.; Institutional Equities Sales group, Bear Stearns Richard D. Calder, Jr.President & CEO, Director Morgan O’BrienDirector Didier Delepine Director Howard Janzen Director Rhodric Hackman Director Joe (S. Joseph) Bruno Director Theodore B. Smith, III Director Eric A. Swank Chief Financial Officer John G. Hendler SVP Global Sales Chris McKee General Counsel, Secretary

13 Balance Sheet and Capitalization “ Q3 BALANCE SHEET Cash & Cash Equivalents       $7,783PP&E, net                               1,852Goodwill                                   29,164Total Assets                             58,614Total Debt                                 17,573   Stockholders• Equity               15,131 CAPITALIZATION10% Term Loan1  $10,000   due 9/30/15Revolving Line of Credit 1                  4,04710% Convertible Notes 2            $1,650         due 12/31/10Subordinated Notes               1,546          due 2/8/12Capital Lease                                   330Common Shares o/s           16,796,986       Diluted Shares o/s3             17,361,556 September 30, 2010 - ($000’s) Term Loan and Revolver provided by Silicon Valley Bank.  Maximum Revolving Credit facility availability is $5.0M.  Interest rate between 5-7% based on credit statistics.  10% Convertible Notes refinanced at 12/31/10 through issuance of Units security, (50% long-term 10% Subordinated Notes and 50% common shares).  Assumes treasury method calculation on outstanding options at market. Excludes 12.1M out of money Class Z warrants (expire 4/12) at $5.00 exercise price.  Excludes 333,334 shares issuable to sellers of WBS connect.

14 Investment Highlights Leading provider of global data telecom services Accelerating demand for bandwidth and network interconnections Proprietary operating platform drives competitive advantages, economies of scale Profitable, cash-flow generating business model with proven results Deep telecommunications sector experience and leadership Positioned for continued organic growth and growth through acquisition